EXHIBIT 10.1

LEASE AGREEMENT

LANDLORD:	UNIVERSITY RESEARCH PARK, INCORPORATED

TENANT:	ARROWHEAD MADISON INC.

PROPERTY:	502 and 504 South Rosa Road Suite Madison, Wisconsin 53719

DATE:	[see signature page of Lease]

1/7/16

UNIVERSITY RESEARCH PARK

LEASE AGREEMENT

This Lease is made by and between University Research Park, Incorporated, a Wisconsin non-stock corporation (hereinafter referred to as “Landlord”), and Arrowhead Madison Inc. a Delaware corporation (hereinafter referred to as “Tenant”), as of the date of execution by Landlord as set forth on the signature page hereof.

W I T N E S S E T H :

IT IS HEREBY AGREED, by and between the parties hereto, in consideration of the covenants and agreements set forth in this Lease, as follows:

1.   PREMISES AND TERM

1.1.Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord on the terms and provisions and subject to the conditions hereinafter set forth in this Lease, the following described premises:

Approximately 52,858 rentable square feet of space in that certain building identified as 502 South Rosa Road and 7,759 rentable square feet of space in that certain building identified as 504 South Rosa Road, Madison, Dane County, Wisconsin, (herein referred  to as the  “Leased Premises”). In  addition to the Leased Premises, Tenant shall have the right to the non-exclusive use of all Common Area (defined below) situated upon the property described in Exhibit A attached hereto (the Property described in Exhibit A is referred to herein as the “Landlord's Property”). The location of the Leased Premises on the Landlord's Property is indicated on the map attached hereto as Exhibit B-1, and the floor plan attached hereto as Exhibit B-2. The Leased Premises current pro-rata share of total building area located on Landlord’s Property is 0.42.

1.2.Term of Lease. The term of this Lease (“the Term”) shall begin at midnight on January 1, 2016 (the “Commencement Date”). The Term shall end at midnight on September 30, 2026.

1.3.Option to Extend. Tenant is hereby granted two (2) options to extend the term of this Lease for five (5) years each (the “Extended Term”). If Tenant exercises its option, the resulting Extended Term shall begin upon the expiration of the original Term, and all terms, covenants, and provisions of this Lease shall apply to any Extended Term with the exception of this Section 1.3. If Tenant elects to exercise the option to extend, provided this Lease is in full force and effect and Tenant has performed all of the terms, covenants and provisions hereof on Tenant’s part to be performed, Tenant shall do so only by giving Landlord notice in writing of its intention to exercise its option to extend not later than six (6) months prior to the expiration of the original Term. If, at any time during the Term of this Lease, Tenant vacates the Leased Premises, Tenant automatically forfeit its options to extend the Term of this Lease. The rent schedule for the Extended Term is located in Section 2.1.

1.4.Condition of Leased Premises. Landlord shall deliver, and Tenant shall accept the Leased Premises as depicted on Exhibit B-2 in AS-IS, WHERE-IS condition except as set forth on Exhibit B-3 with regard to Landlord’s representation of the building HVAC system.

1.5.Security Deposit. Tenant shall pay to Landlord the sum of One Hundred Twelve Thousand Six Hundred Forty Six and 59/100 Dollars ($112,646.59) as security for the performance of the obligations hereof by Tenant, payable in the form of cash or equivalent. Tenant shall pay to Landlord upon execution of this Lease $76,544.09, and shall pay the remaining balance of $36,102.50 upon receipt of the Security Deposit held by Landlord to secure Tenant’s obligations under that certain Lease Agreement between the same parties for that certain building located at 465 Science Drive, Madison, WI and executed April 11, 2008. This security deposit shall be returned to Tenant within sixty (60) days following the termination of this Lease, less any amount appropriately applied by Landlord.

1.6.Condition of Improvements.  Following the Commencement Date, but before October 1, 2016, Tenant shall undertake those certain improvements to the Building listed on Exhibit B-2 (the “Tenant Improvements”). Tenant shall select a contractor and an architect from a list of contractors mutually approved by Landlord and Tenant. Notwithstanding anything else here, Ideal Builders, Vogel Bros. Building Corp. are considered approved contractors, and BWBR and Epstein Uhen are considered approved architects. Landlord shall not impose any charge for profit, overhead or supervision in connection with the construction of the Tenant Improvements. Landlord shall provide a one-time allowance (the “Primary Tenant Allowance”) of Thirty Five and 00/100 Dollars ($35.00) per rentable square foot for a total primary allowance of $2,121,595 to cover the cost of constructing the Tenant Improvements. Landlord shall provide Tenant an additional one-time allowance (the “Secondary Tenant Allowance”; collectively, the Primary Tenant Allowance and the Secondary Tenant Allowance shall be referenced herein as the “Tenant Allowance”) of up to Forty Five and 00/100 Dollars ($45.00) per rentable square foot for a total potential secondary allowance of $2,727,765 to cover costs of constructing the Tenant Improvements not covered by the Primary Tenant Allowance. The Secondary Tenant Allowance shall be a loan by Landlord to Tenant. The balance of the Secondary Tenant Allowance shall be amortized over the term of ten (10) years, shall accrue interest at the rate of seven and one tenth of one percent (7.1%) and shall be payable in 120 equal monthly payments of principal and interest. The entire balance of the Secondary Tenant Allowance shall be due and payable upon the termination of this Lease. At the time the Secondary Tenant Allowance is paid, Tenant shall deliver to Landlord a promissory note in the form attached hereto as Exhibit F (the “Note”) securing Tenant’s obligation to repay the Secondary Improvement Allowance. A default under the Lease shall also constitute a default under the Note, and a default under the Note shall also constitute a default under the Lease.

All Tenant Improvements must be reviewed and approved by Landlord and completed by Tenant in a first class manner, using skilled contractors and new, high-quality materials. The Tenant Allowance may be used to cover architectural fees and engineering costs incurred in connection with the Tenant Improvements by Tenant. Tenant shall reimburse Landlord for reasonable expenses, not to exceed $5,000.00, incurred related to any necessary third party review of Tenant’s Tenant Improvement plans by a licensed building engineer or architect. Upon completion of the Tenant Improvements, Tenant shall take possession of the Leased Premises in its then “As Is, Where Is” condition.

Tenant’s selection of any construction managers, project managers, architects, space planners, general contractors, or sub-contractors to complete all or any portion of the Tenant Improvements shall be subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, delayed or withheld beyond ten (10) business days of Tenant’s request. Tenant shall hold and administer the contract or contracts for the Tenant Improvements. All plans and specifications for the Tenant Improvements are subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, delayed, or withheld.

Landlord will choose a title company to hold and administer the allocation of the Tenant Allowance to Tenant’s contractor for payment of the construction of the Tenant Improvements. Tenant shall be responsible for any and all fees or costs due to the title company for the services listed herein. Landlord will direct the title company that the Tenant Allowance will be made available to Tenant’s contractor in one or more installments as construction of the Tenant Improvements progresses, provided that Tenant (a) is not in default beyond any applicable notice and cure periods set forth in this Lease; (b) if any portion of the Secondary Tenant Allowance is to be paid, has delivered to Landlord the executed Note; and (c) has furnished to a copy of the Builder’s Risk insurance policy required under Section 6.3 (c) herein to all interested parties. Tenant's applications to the title company for progress payments shall include (i) a list of all contractors, subcontractors and material suppliers performing work or providing material for which payment is requested; (ii) an itemization of the work performed and materials provided; (iii) the percentage of work performed or materials provided in that category; (iv) copies of all supporting invoices from all contractors, subcontractors and material suppliers requesting payment; (v) a certification by Tenant and Tenant's contractor that the application is true and correct and that the requested payments will be made in accordance with the standards and requirements of the construction contract; and (vi) full or partial lien waivers from any and all contractors, subcontractors, or material suppliers that have performed work or furnished supplies under contract to date in a form and substance reasonable acceptable to Landlord, Landlord’s lender, and the title company. Following receipt of a complete application for a  progress payment demonstrating entitlement to payment, the title company shall cause any work performed under contract with Tenant’s contractor to be inspected and independently confirm the veracity of said application. Provided the application is truthful, the title company shall remit the requested portion of the Tenant Allowance to Tenant’s contractor, who shall then issue payment to the contractors, subcontractors and material suppliers. Tenant shall pay any and all construction interest expense incurred by Landlord during the construction of the Tenant Improvements. The construction interest rate is approximately 7.01%. If Tenant utilizes less than the full amount of the Secondary Tenant Allowance to construct the Tenant Improvements, Tenant may elect to use the remaining balance to pay the construction interest expense due to Landlord.

Upon Substantial Completion of the Tenant Improvements, Tenant shall submit to Landlord an invoice detailing the actual, total costs of the Tenant Improvements along with the following documents: (i) a copy of the final unqualified certificate of occupancy or its functional equivalent for the Leased Premises; (ii) a sworn affidavit from Tenant and Tenant’s general contractor reasonably acceptable to Landlord, Landlord’s lender and Landlord’s title insurance company stating the actual direct costs paid by Tenant for the construction of the Tenant Improvements; and (iii) full, final mechanic’s lien waivers, in form and substance reasonably acceptable to Landlord, Landlord’s lender, and the title insurance company (if applicable), from Tenant’s general contractor, and any person providing labor or materials for the Tenant Improvements at a cost in excess of $5,000.00 (collectively, the “Invoice”); (iv) a copy of the certificate of Substantial Completion and a Compliance Statement as furnished by Tenant’s architect; (v) PDF and CAD copies of the final “as-built” drawings showing the actual on-site changes to the original construction drawings as performed by Tenant’s contractor and certified by Tenant’s architect; and (vi) PDF copies of all shop drawings, cut sheets, warrantees, and other construction documents necessary to create a comprehensive building owners’ manual.

The term “Substantial Completion” shall mean the date when: (i) all of the Tenant Improvements shall have been substantially completed as certified by Tenant’s architect except for the Punch List Items (as hereinafter defined); and (ii) Tenant has obtained any governmental approval or certification of the premises as fit for Tenant’s legal occupancy and use as defined within the Lease. The term “Punch List Items” shall mean details of construction, decoration, and mechanical adjustments that, in the aggregate, are minor in character and do not materially interfere with Tenant’s use or enjoyment of the Leased Premises. Punch list items shall be completed within sixty (60) days after Substantial Completion. If, prior to the completion of the Punch List, Tenant has secured a temporary certificate of occupancy, its functional equivalent, or any other governmental approval or certification of the premises as fit for Tenant’s legal occupancy, Tenant shall, with due diligence, complete the remaining work required to obtain, and shall thereupon obtain, a permanent certificate of occupancy for the Leased Premises, and shall furnish a copy of the same to Landlord.

If the actual costs of the Tenant Improvements are less than the Tenant Allowance, Landlord shall keep the difference between the Tenant Allowance and the actual cost of the Tenant Improvements, and the Additional Space Rent set forth in Section 2.1 shall be recalculated and proportionally adjusted to account for the actual cost and incorporated into this Lease by amendment.

2.   RENT

2.1.Base Rent. Tenant shall pay to Landlord at its office in Madison, Wisconsin, or such other place as Landlord may designate in writing, and without any deduction or offset whatsoever, as base rent, the following amounts in advance on or before the first day of each calendar month during the Term indicated in the rent table below:

Term	Initial Space Rent per Square Foot*	Additional Space Rent per Square Foot**	Monthly 465 Tenant Improvement Rent***	Total Monthly Base Rent Due
1/1/2016 – 9/30/2016	$0.00	$0.00	$0.00	$0.00
10/1/2016 – 9/30/2017	$16.00	$6.30	$19,034.96	$131,681.55
10/1/2017 – 9/30/2018	$16.40	$6.30	$19,034.96	$133,702.12
10/1/2018 – 9/30/2019	$16.81	$6.30	$19,034.96****	$135,773.20
10/1/2019 – 9/30/2020	$17.23	$6.30	-	$118,859.83
10/1/2020 – 9/30/2021	$17.66	$6.30	-	$121,031.94
10/1/2021 – 9/30/2022	$18.10	$6.30	-	$123,254.56
10/1/2022 – 9/30/2023	$18.55	$6.30	-	$125,527.70
10/1/2023 – 9/30/2024	$19.01	$6.30	-	$127,851.35
10/1/2024 – 9/30/2025	$19.49	$6.30	-	$130,276.03
10/1/2025 – 9/30/2026	$19.98	$6.30	-	$132,751.23
Extended Term 1
10/1/2026 – 9/30/2027	$20.48	-	-	$103,453.01
10/1/2027 – 9/30/2028	$20.99	-	-	$106,029.23
10/1/2028 – 9/30/2029	$21.51	-	-	$108,655.97
10/1/2029 – 9/30/2030	$22.05	-	-	$111,383.74
10/1/2030 – 9/30/2031 Extended Term 2	$22.60	-	-	$114,162.02
10/1/2031 – 9/30/2032	$23.17	-	-	$117,041.32
10/1/2032 – 9/30/2033	$23.75	-	-	$119,971.15
10/1/2033 – 9/30/2034	$24.34	-	-	$122,951.48
10/1/2034 – 9/30/2035	$24.95	-	-	$126,032.85
10/1/2035 – 6/30/2036	$25.57	-	-	$129,164.72

*The monthly Initial Space Rent listed above reflects increases of two and one half percent (2.5%) annually. The first such increase shall take place on October 1, 2017.

**The monthly Additional Space Rent listed above reflects the full $45.00 per rentable square foot Secondary Tenant Allowance amortized at approximately 7.1% over the Lease term, which shall be payable in 120 equal monthly payments of principal and interest.

***Monthly 465 Tenant Improvement Rent is equal to the outstanding balance of the tenant improvement rent Tenant owes Landlord under that certain Lease Agreement between Landlord and Tenant as successor-in-interest for the building located at 465 Science Drive, Madison, WI, and is hereby incorporated into this Lease. Tenant may prepay the entire outstanding balance at any time discounted by 3.8% per year to the date of the prepayment.

**** The Monthly 465 Tenant Improvement Rent payments of $19,034.96 shall end following the February 2019 payment. Total Monthly Base Rent due beginning in March 2019 shall be $116,738.24.

2.2.Additional Rent. During the Term, in addition to base rent, Tenant shall pay as part of the consideration for this Lease and as additional rent, hereinafter designated “additional rent,” all additional amounts hereinafter provided for and the same shall be payable upon Landlord's demand except as otherwise expressly provided, including, but not limited to Tenant’s Proportionate Share, as defined in Section 5.6. of real estate taxes, Common Area charges, and Tenant’s Proportionate Share of Landlord’s insurance and utilities.   Landlord reserves the right to deviate from any estimates so that the amounts due as additional rent for the Leased Premises are consistent with the amounts due as additional rent as determined by the more detailed provisions pertaining thereto within this Lease. Consistent with the forgoing, Tenant agrees to pay those amounts, if any, in excess of any estimate by Landlord. Between the Commencement Date and the sooner of either October 1, 2016 or Substantial Completion by Tenant of the Tenant Improvements as evidenced in accord with Section 1.6, Tenant shall only be responsible for utilities.

2.3.Past Due Rent. If Tenant shall fail to pay when due any base rent or additional rent, and such amount shall not be paid within ten (10) days after the date when due, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of ten percent (10%) per annum or the prime interest rate then charged by the U.S. Bank National Association or its successors or assigns, whichever is greater.

2.4.Real Estate Taxes. Landlord shall pay all general taxes on Landlord's Property, including all general real estate taxes, personal property taxes on Landlord's personal property located at Landlord’s Property and installments for special assessments arising during the Term of the Lease. Tenant agrees to reimburse Landlord for Tenant's Proportionate Share of such taxes and assessments

Tenant's obligation for each tax described in this section shall be further prorated for the first year of this Lease between Landlord and Tenant as of the Commencement Date of this Lease. Tenant’s obligation for each tax described in this section shall be further prorated for the last year of the Term as of the last day of the Term. Tenant shall have the right, at Tenant’s sole cost and expense, to audit these costs with an auditor of Tenant’s choice.

Tenant shall, upon notice from Landlord, pay in escrow to Landlord one-twelfth (1/12) its Proportionate Share of the estimated annual real estate taxes, personal property taxes and installments for special assessments for Landlord's Property on the first day of each month after such request, provided, however, that if the sum of such installments shall be less than the total amount of Tenant's Proportionate Share of such taxes, Tenant shall pay such deficiency at least ten (10) days in advance of the due date of such taxes, taking into account any installment payment arrangements offered by the taxing authority without the imposition of any finance charge, penalty or other cost. Tenant's escrow payment shall be applied by Landlord to the payment of the taxes on the Landlord's Property. At the termination of this Lease, Tenant shall pay Landlord for Tenant's Proportionate Share of taxes for that portion of the termination year this Lease is in effect. Once Tenant’s Proportionate Share of taxes for that portion of the termination year this Lease is in effect is known, Landlord shall send Tenant an invoice indicating Tenant’s Proportionate Share of taxes. Tenant shall pay Landlord’s invoice within thirty (30) days of receipt of Landlord’s invoice. Any payment by Tenant in excess of its Proportionate Share of taxes for any tax year shall be refunded to Tenant as soon as reasonably practicable.

For the purpose of this Section 2.4, Tenant’s Proportionate Share shall be calculated by dividing the rentable square footage of the Leased Premises by the rentable square footage of all buildings located from time to time on Landlord’s Property.

3.   INSTALLATIONS, REPAIRS AND

MAINTENANCE OF LEASED PREMISES

3.1.Maintenance by Tenant. Tenant shall at all times keep the Leased Premises and all partitions, doors, fixtures, equipment and appurtenances thereof (including but not limited to electrical, lighting, HVAC, and plumbing equipment, lines and fixtures servicing only the Leased Premises) (the “Non-Structural Elements) in good order, condition and repair, reasonable wear and tear excepted. If Tenant refuses or neglects to repair property as required hereunder and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or to Tenant’s business by reason thereof and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs plus twenty percent (20%) for overhead, upon presentation of bill therefor, as additional rent. When used in this section, the term “repairs” shall include replacements and renewals when necessary and all such repairs shall be equal in quality and class of original work.

Notwithstanding anything above to the contrary, if during the Term, any HVAC or elevator repair cannot be repaired other than at a cost which is in excess of fifty percent (50%) of the cost of replacing such item(s), then such item(s) shall be replaced by Tenant (subject to Landlord’s prior approval of the plans and specifications and the cost of any such replacement), and Landlord shall reimburse Tenant a pro rata share of the cost thereof based upon a fraction, the numerator of which is the number of months of the useful life of such replacement item beyond the expiration of the Term, and the denominator of which is the total number of months of the useful life of such replacements. For the purposes of this Section, generally accepted accounting principles (“GAAP”) will be used to determine whether any repair or replacement hereunder is a capital improvement.

3.2.Maintenance by Landlord. Landlord shall keep foundations, exterior walls, roof and all other interior and exterior structural members of the Leased Premises and all Common Areas including, shared use equipment and any electrical, HVAC, and plumbing lines and equipment not exclusively servicing the Leased Premises (all of which shall be considered as part of the Common Areas) in good repair and shall have access to the Leased Premises for such purpose, but Landlord shall not be required to make any such repairs which become necessary or desirable by reason of the negligence of Tenant, its agents, servants, employees or customers. Landlord shall enter into service contracts on all heating, ventilating and air conditioning units, including but not limited to changing filters, checking belts and oiling of units. Prior to the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall (i) cause a third-party contractor, who shall be mutually agreeable to both Landlord and Tenant, to inspect the HVAC allocated to the Leased Premises, and (ii) shall provide promptly the results of such inspection to Tenant. Tenant shall pay its Proportionate Share of (i) the cost of such contracts and (ii) the capital replacement cost of any Non-Structural Elements located in the Common Areas, which capital replacement cost shall be amortized over the useful life of the Non-Structural Element replaced as a Common Area charge pursuant to Section 5.5. For the purposes of this Section, generally GAAP will be used to determine whether any repair or replacement hereunder is a capital improvement.

3.3.Exterior Signs. All exterior signs to be installed by Tenant shall be approved in advance in writing by the Design Review Board appointed by the Board of Regents of the University of Wisconsin System. All signs to be installed by Landlord shall be approved in advance in writing by the Design Review Board.

Tenant shall remove all signs installed by Tenant at the termination of this Lease. Such installations and removals shall be made in such a manner as to avoid injury, defacement or any other damages to the buildings and improvements. The cost of repairing any damage to the building caused by the installation, removal, or maintenance of the sign shall be borne by the Tenant.

The cost of all signs, other than those furnished by Landlord, including the installation, maintenance, and removal thereof, shall be the responsibility of the Tenant. Notwithstanding the above, Tenant will be listed on the multi-tenant directory sign at the street entrance to the property and will have exclusive use of the directional sign at the entrance to the 502 building for their name and logo.

3.4.Alterations, Changes and Installations by Tenant. Tenant shall not make or cause to be made any alterations, additions or improvements to the Leased Premises, or cause to be installed any fixtures, interior or exterior lighting, plumbing equipment or mechanical equipment within the Leased Premises or any Common Areas without the prior written consent of Landlord, not to be unreasonably withheld, conditioned nor delayed.

3.5.Fixtures and Equipment. Subject to Section 3.4, Tenant may, at its  own expense, furnish and install such business and trade fixtures in and on the Leased Premises as may be necessary or desirable for Tenant's business. Upon expiration of this Lease, Tenant may remove such business and trade fixtures provided that Tenant shall promptly repair any damage caused by their removal. Landlord and Tenant acknowledge that all business and trade fixtures currently located within the Leased Premises are the property of the Landlord. Tenant may, at its own expense, install equipment within the Leased Premises and such equipment shall remain the property of Tenant and shall be removed by Tenant upon the termination of this Lease.

3.6.Liens and Obligations. Tenant agrees not to create or to permit others to create any lien or obligations against Landlord or the Leased Premises in making alterations, repairs or in installing materials, fixtures or equipment. If a lien or obligation is claimed against Landlord or the Leased Premises, Tenant shall either (a) provide Landlord with a bond in the amount of that claim, or (b) cause that claim to be released. Tenant further agrees to hold Landlord harmless from all claims and demands by any third party in any manner connected with such alterations, repairs or installations or with Tenant’s occupancy for such purpose. Tenant shall comply with all laws and all directions, rules and regulations of all governmental regulatory bodies or officials having jurisdiction over such alterations, repairs or installations, except that Tenant shall not be required to comply with any laws, regulations or orders by governmental authority necessitating structural alterations, changes, repairs or additions, unless made necessary by the act or work performed by Tenant, in which case Tenant shall so comply, at its own expense, after first procuring the written consent of Landlord.

4.   CONDUCT OF BUSINESS

4.1.Business Use. It is understood and agreed that the Leased Premises shall be used and occupied by Tenant as a general office, laboratory, and related ancillary uses thereto. Tenant shall not use the Leased Premises for any use not identified as a permitted use by any zoning ordinance or other governmental regulation relating to the Leased Premises or approved as a conditional use by the governmental bodies having zoning authority. No use shall be permitted, or acts done, which will cause a cancellation of any insurance policy covering the Leased Premises. Tenant shall not sell, permit to be kept, used or sold in or about the Leased Premises any article which may be prohibited by the standard form of fire insurance policy. In the event Tenant's use of the Leased Premises results in an increase in the cost of any insurance relating to the Landlord's Property, Tenant shall pay such additional cost to Landlord upon demand. Tenant shall comply with all applicable laws, ordinances, regulations, and/or deed and plat restrictions affecting the use and occupancy of the Leased Premises. Tenant shall not commit, or permit to be committed, any waste or nuisance on the Leased Premises.

4.2.Utility Charges. Landlord shall furnish to the Leased Premises heat, gas, sewer, electricity and other utilities. Tenant shall be solely responsible for and promptly pay all charges for heat, water, gas, sewer, electricity or any other utility used or consumed in the Leased Premises, including supplemental heating. In the event utilities are not separately metered, Tenant shall pay Tenant’s Proportionate Share of utility costs for the Leased Premises. For the purpose of this Section 4.2., Tenant’s Proportionate Share shall be calculated by dividing the rentable square footage of the Leased Premises by the rentable square footage of the building in which the Leased Premises is located or another appropriate allocation method which fairly allocates utility costs between tenants in the building based on differing usage, e.g. laboratory versus office use. In no event shall Landlord be liable for an interruption or failure in the supply of any such utilities to the Leased Premises. Tenant shall have the right, at Tenant’s sole cost and expense, to audit these costs with an auditor of Tenant’s choice.

4.3.Taxes on Leasehold. Tenant shall be responsible for and shall pay before delinquency all municipal, county, state, or other taxes assessed during the Term of this Lease against any leasehold interest or personal property of any kind, owned by or placed in, upon or about Leased Premises by Tenant.

4.4.Assignment or Subletting. Tenant shall have the right to assign this Lease to (a) any subsidiary, parent or affiliate of Tenant; (b) to the entity resulting from any corporate reorganization to which Tenant is a party; (c) any entity resulting from a merger; or (d) to an entity purchasing substantially all of the assets of Tenant. In the event Tenant assigns this Lease pursuant to the previous sentence, Tenant shall not be relieved from the covenant to pay rent or any other covenant owed to Landlord under this Lease. Except as provided in (a), (b), (c) and (d) preceding, Tenant agrees not to sell, assign, mortgage, pledge or in any manner transfer this Lease or any estate or interest thereunder and not to sublet the Leased Premises or any part or parts thereof without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld, conditioned or delayed. Of the total consideration paid to Tenant for a sublease or assignment that exceeds the amount Tenant must pay Landlord under this Lease (the “Excess Consideration”), fifty percent (50%) shall be paid to Landlord. Where a part of the Premises is subleased or assigned, there shall be a prorating of the Rent payable under this Lease and the rent payable under the assignment or the sublease to determine whether Excess Consideration is payable to Landlord.   Excess Consideration shall exclude reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of Tenant improvements made to the Premises at Tenant’s cost for the assignee or subtenant, and other reasonable, actual cash out-of-pocket costs paid by Tenant, such as attorneys’ fees directly related to Tenant’s obtaining an assignee or sublease. Tenant shall pay this Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing the total consideration paid by the subtenant or assignee and any exclusions from consideration permitted by this section.

Consent by Landlord to one assignment of this Lease or to one licensing or subletting of the Leased Premises shall not be a waiver of Landlord's rights hereunder as to subsequent assignment or subletting, or act to release any guaranty of this Lease, Landlord’s rights to assign this Lease are and shall remain unqualified. Furthermore, Landlord’s consent to any assignment or sublease shall not, in the absence of language to the contrary contained within said assignment or sublease, release Tenant from the covenant to pay rent or any other covenant owed by Tenant to Landlord under this Lease.

4.5.Corporate Ownership. If the Tenant is a corporation and if at any time during the Term of this Lease any part or all of the corporate shares of said corporation shall be transferred by sale, assignment, operation or law or other disposition (except transfers by gift, bequest or inheritance) so that the result of such transfer would be the loss of voting control of said corporation by the person or persons owning a majority of said corporate shares at the date of this Lease, the Tenant shall notify the Landlord in writing of such changes in voting control and Landlord may terminate this Lease by giving Tenant written notice of such termination within ninety (90) days after receipt of Tenant's notice. This section, however, shall not apply if on the date this Lease is executed the Tenant is a corporation, the outstanding common stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of the Tenant's stock is owned by another corporation, the common stock of which is so listed.

4.6.Rules and Regulations. The rules and regulations appended to this Lease as Exhibit C are hereby made a part of this Lease. The rules and regulations adopted by the Landlord shall be in writing and provided to Tenant in order to be effective. Tenant agrees to comply with and observe the rules and regulations. Tenant's failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the manner as if the same were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement said rules and regulations and to adopt and promulgate additional rules and regulations applicable to Leased Premises, and the property described in Exhibit A, provided that such additional rules and regulations apply equally to all lessees with the project and do not unreasonably interfere with Tenant's use and enjoyment of the Leased Premises. Any such additional rules and regulations, and amendments and supplements, if any, shall be given to Tenant in writing, and Tenant agrees thereupon to comply with and observe all such rules and regulations and amendments thereto and supplements thereof.

4.7.Surrender. On the last day of the Term of this Lease, including any option term, or upon the sooner termination thereof, Tenant shall peaceably and quietly surrender the Leased Premises and all improvements thereon in the same condition as at the commencement of this Lease, in good order, condition and repair, fire and other unavoidable casualty, and reasonable wear and tear excepted. All alterations, additions, and improvements other than business and trade fixtures which may be made or installed by either Landlord or Tenant upon the Leased Premises or in common areas including business and trade fixtures installed by Tenant pursuant to Section 3.5, shall remain the property of Landlord and shall remain upon and be surrendered without disturbance, molestation or injury at the termination of the Term of this Lease, whether by the elapse of time or otherwise, all without compensation or credit to Tenant. Tenant shall remove all equipment and personal property and shall repair any damage occasioned by such removal. Tenant may elect to surrender any chemical fume hoods installed and considered in fair condition at the time of surrender within the Leased Premises. Any personal property not removed by Tenant shall be deemed abandoned and shall become the property of Landlord; provided, that the Landlord shall have the option to effect said removals and Tenant shall pay Landlord, on demand, the cost of removal thereof, with interest at the rate of ten (10%) percent per annum from the date of such removal by Landlord, or the prime interest rate established by U.S. Bank National Association or its successors or assigns, whichever is higher.

The delivery to Landlord at the place then fixed for the payment of rent of the keys to the Leased Premises shall constitute surrender of the premises by Tenant and acceptance of the keys by Landlord shall constitute acceptance by Landlord of such surrender. Such acceptance by Landlord shall not constitute a waiver of any rights to recover damages under terms of this Lease. This method of surrender shall not be exclusive and shall be in addition to all other methods of surrender.

5.   COMMON USE AREAS AND FACILITIES

5.1.Common Area. As used herein, “Common Area” shall include all of that portion of the improvements on and all areas within the Landlord's Property which are designed for common use and benefit, exclusive of space in buildings (or any additional buildings) designed for rental to Tenants for commercial purposes as the same may exist from time to time. Landlord reserves the right  to change building  perimeters, add additional  buildings, drives, or  other structures and to make other changes desired, provided that reasonable access to and use of the Leased Premises is provided and Landlord uses reasonable measures to minimize any disruption or interruption to the conduct of Tenant’s business operations at the Premises. Landlord agrees to provide access from the Leased Premises to the University Research Park Data Network (“URPNet”). URPNet is a high-speed communications service, linking computers located at the University Research Park to the University of Wisconsin-Madison campus and national computer networks (the “Campus System”). URPNet is meant to encourage technology and information transfer between companies and the University of Wisconsin-Madison researchers, staff and students. URPNet consists of a fiber optic-based Ethernet serving portions of the University Research Park and connected to the Metropolitan United Fiber Network (“MUFN”). Individual workstations are connected to URPNet using twisted-pair Ethernet compatible cabling. URPNet is connected to the Campus System Ethernet. Landlord will provide Tenant access to the URPNet service with an initial system-wide capacity of 1 Gigabit/second. Tenant’s use of URPNet is subject to acceptable use policies promulgated from time to time by Landlord. Landlord reserves the right to limit or deny any Tenant’s use of URPNet as a result of repeated violations of promulgated acceptable use policies. Tenant’s use of the Campus resources and certain databases may be limited and may require negotiation of separate agreements betweenTenant and the University of Wisconsin-Madison.  Attached is a description of certain services that may be available to Tenant (Exhibit D).

5.2.Use of Common Area. Landlord hereby grants to Tenant, its employees, agents, customers and invitees, the nonexclusive right during the Term to use the Common Area and all equipment and fixtures therein as the same may exist from time to time, such use to be in common with Landlord and all tenants of Landlord from time to time, its and their employees, agents, customers and invitees, except when the same are being repaired. Tenant shall have use of the parking lots serving Landlord’s Property as a Common Area.

5.3.Operation and Maintenance. The Common Area shall at all times be subject to the exclusive control and management of Landlord and Landlord shall manage, operate, repair and maintain the Common Area and its facilities in a clean and sightly condition. The manner in which such area and facilities shall be maintained and the expenditures therefor shall be at the Landlord's sole discretion. Landlord reserves the right to add and remove equipment and fixtures from the Common Areas in its sole discretion.

5.4.Preventing Public Rights. If Landlord deems it necessary in order to prevent the acquisition of special rights, Landlord may from time to time close all or any portion of the Common Area or take such action as shall be reasonably appropriate for that purpose.

5.5.Charge for Common Area and Facilities. During the Term, Tenant shall pay to Landlord an annual charge which shall be Tenant's Proportionate Share of the Landlord's actual cost of operating, maintaining, repairing, and replacing the Common Area and other facilities which shall include, but shall not be limited to common conference rooms, kitchen areas, hallways and lobbies, driveways, parking areas, landscaped and vacant areas, area-ways, walks, curbs, corridors, gardens, sanitary and storm sewers, signs, public facilities such as washrooms, drinking fountains, toilets, the cost of operating, repairing, lighting, heating, air conditioning, cleaning, painting, removing of snow, ice and debris, policing and inspecting, insurance for hazards and other risks, maintenance including but not limited to such repair of paving, curbs, walkways, driveways, landscaping and drainage and lighting facilities as may be necessary from time to time to keep the same in good condition and repair, a reasonable allowance for the depreciation of maintenance equipment, and a reasonable allowance for Landlord's overhead costs in conjunction with the foregoing. Notwithstanding anything else herein to the contrary, Common Area Expenses shall not include any of the costs listed on Exhibit E attached hereto and incorporated herein by reference. Landlord reserves the right to charge separate and reasonable user fees for certain equipment and fixtures located in the Common Areas. Landlord shall provide Tenant with an itemized statement of Common Area costs and user fees.

Notwithstanding anything herein to the contrary, the costs of any repairs or replacements which are classified as capital improvements under GAAP shall be amortized with interest over the useful life of the improvement and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year.

5.6.Formula For Proportionate Share. The annual charge for Common Area maintenance and facilities shall be computed on the basis of twelve (12) consecutive calendar months commencing and ending on dates designated by the Landlord and shall be paid in advance in monthly installments on the first day of each calendar month in an amount estimated by Landlord. Within sixty (60) days after the end of each such twelve (12) month period, Landlord shall determine and furnish to Tenant a computation of the actual amount charged for such period; and  the amounts  so estimated  and paid during  such period  shall be  adjusted promptly (including adjustments on a pro rata basis for any partial such period at either end of the Lease Term) by one party's paying to the other whatever amount is necessary to effectuate such adjustment.

The Tenant's Proportionate Share of the Landlord's actual costs defined in this Article which are applicable to all tenants occupying space on Landlord’s Property shall be that proportion which the rentable area in the Leased Premises bears to the total rentable area in the buildings located from time to time on the Landlord's Property. If Landlord restricts use of certain Common Areas or equipment and fixtures within Common Areas to Tenant’s dwelling or buildings in which such Common Areas are located, the expenses of such Common Areas shall be allocated among tenants of that particular building or buildings, not all buildings on Landlord’s Property. In that case, Tenant’s Proportionate Share shall be that portion which the rentable area in the Leased Premises bears to the total rentable area in the building or buildings to which the costs being allocated apply.

5.7.Basis For Changes. Changes in any particular floor area occurring during any calendar month shall be effective on the first day of the next succeeding calendar month and the amounts of any floor area in effect for the whole of any year shall be the average of the total amounts in effect on the first day of each calendar month in such year.

5.8.Hazardous Materials. Landlord represents and warrants that, as of Commencement Date there are no Hazardous Materials (as hereinafter defined) present in the Leased Premises or in, on or under Landlord’s Property. Landlord agrees that the remediation, removal or neutralization, if and to the extent required by Environmental Regulations (as hereinafter defined), of any Hazardous Materials in the Leased Premises or in, on or under the Landlord’s Property shall be done by Landlord, at its sole cost and expense, if such Hazardous

Materials discovered were not introduced in the Leased Premises or in, on or under the Landlord’s Property by Tenant, its agents, employees or contractors. Tenant agrees that the remediation, removal or neutralization, if and to the extent required by Environmental Regulations, of any Hazardous Materials in the Leased Premises or in, on or under the Landlord’s Property shall be done by Tenant, at its sole cost and expense, if such Hazardous Materials discovered were introduced in the Leased Premises or in, on or under the Landlord’s Property by Tenant, its agents, employees or contractors. “Hazardous Materials” shall mean (i) any waste, material or substance (whether in the form of a liquid, a solid, or a gas and whether or not air-borne) which is deemed to be a pollutant or a contaminant, or to be hazardous, toxic, ignitable, reactive, infectious, explosive, corrosive, dangerous, harmful or injurious to public health or to the environment, and which is now or becomes regulated in the future by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, relating to environmental quality, health, safety, contamination and clean-up (collectively “Environmental Regulations”, and individually, “Environmental Regulation”); (ii) petroleum; (iii) asbestos and asbestos containing materials; (iv) any polychlorinated biphenyl; and (v) any radioactive material. Landlord and Tenant each agree that neither Landlord nor Tenant shall cause any Hazardous Materials to exist on, or to escape, seep, leak, spill or be discharged, emitted or released from Landlord’s Property during the Term in violation of any applicable Environmental Regulation.

5.9.Landlord’s Indemnity. Landlord hereby indemnifies Tenant, its successors and assigns, and their respective agents, contractors, employees, members, partners, officers, and directors (“Tenant Indemnified Parties”), and agrees to hold Tenant Indemnified Parties harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever, including reasonable attorney's fees and costs (collectively “Environmental Liabilities”) paid, incurred or suffered by, or asserted against, Tenant Indemnified Parties with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from Landlord’s Property of any Hazardous Materials which was brought in to Landlord’s Property by Landlord, its agents, employees, or their respective predecessors-in-interest, or caused by breach by Landlord, its agents, employees or their respective predecessors-in-interest of any Environmental Regulation to which Landlord is subject, and/or which was located upon the Leased Premises or Landlord’s Property prior to the Commencement Date. This indemnity shall survive the termination of this Lease.

5.10.Tenant’s Indemnity. Tenant hereby indemnifies Landlord, its successors and assigns, and their respective agents, contractors, employees, members, partners, officers, and directors (“Landlord Indemnified Parties”), and agrees to hold Landlord Indemnified Parties harmless from and against any and all Environmental Liabilities paid, incurred or suffered by, or asserted against, Landlord Indemnified Parties with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Leased Premises or Landlord’s Property of any Hazardous Materials which was brought in to the Leased Premises or Landlord’s Property by Tenant, its agents or employees, or caused by breach by Tenant of any Environmental Regulation to which Tenant is subject. This indemnity shall survive the termination of this Lease.

5.11.Remediation. In the event Hazardous Materials are or become present at Landlord’s Property as the result of any cause whatsoever (other than Hazardous Material which were brought in to the Leased Premises by Tenant, its agents, employees or invitees), and such presence of Hazardous Materials renders the Leased Premises Unusable (as hereinafter defined), then all rent shall be abated with respect to the portion of the Leased Premises so damaged until such time as the portion(s) of the Leased Premises so damaged are no longer rendered Unusable. For the purpose of this subsection, “Unusable” means that the Tenant does not have access to all or any portion of the Leased Premises because of the enforcement of any Environmental Regulation or the need to use all or any portion of the Leased Premises for remediation of any Hazardous Materials, or because the use of the Leased Premises would represent a risk to the health or safety of Tenant, Tenant's employees, agents or invitees.

6.   INSURANCE

6.1.Landlord’s Insurance. Landlord shall at all times during the Term of this Lease keep all improvements which are now or hereafter located on the Landlord's Property insured against loss or damage by fire and the extended coverage hazards at full insurance value with loss payable to Landlord, Landlord's mortgagee and such other parties as Landlord may designate, as their interests may appear.

Tenant agrees to reimburse Landlord for Tenant’s Proportionate Share of the cost of such insurance. Tenant's Proportionate Share under this Section 6.1 shall be that proportion which the rentable area in the Leased Premises bears to the total rentable area in the buildings located from time to time on the Landlord's Property. Each month Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of its Proportionate Share of the estimated annual casualty insurance premium. Upon Landlord's receipt of any premium notice, Tenant shall upon demand make up any deficiency to the extent of its Proportionate Share of the estimated annual casualty insurance premium.

6.2.Tenant’s Insurance. Tenant shall, at its expense, obtain and carry at all times during the Term of this Lease the policies of insurance listed in Lease Section 6.3 (a), naming Tenant, Landlord, and Landlord’s mortgagee as co-insureds, to insure against injury to property, person, or loss of life arising out of the ownership, use, occupancy or maintenance of the Premises or conduct of Tenant’s operations with limits as described in Subsection (a). Tenant shall furnish to Landlord a copy of such policies or an ACORD 25 certificate of Tenant’s insurer evidencing such insurance, and shall, upon Landlord’s request during the Term of this Lease, provide to Landlord and any party designated by Landlord a copy of the insurance policy endorsement or wording showing that Landlord and such other parties have been added as additional insureds. At least ten (10) days prior to the expiration of Tenant’s policy, Tenant shall furnish Landlord with the renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant.

6.3.Tenant’s Insurance Requirements. Tenant is required to provide a certificate of insurance indicating that the following minimum insurance amounts are in place during the term of this Lease:

(a)General Liability

$2,000,000 General Aggregate

$2,000,000 Products/Completed Operations Aggregate

$1,000,000 Personal & Advertising Injury

$1,000,000 Each Occurrence

$100,000 Fire Damage [see subsection (c) below]

$5,000 Medical Payments

(b)Tenant’s Contents. Tenant shall be responsible for obtaining such insurance as it may deem advisable for all property located in the Leased Premises and in common areas. It is understood that the insurance carried by Landlord does not cover the risk of loss or damage to Tenant's property. Tenant waives any claim against Landlord and  shall  save  Landlord  harmless  from  any  claim  for  loss  or  damage  to  contents, merchandise, fixtures, equipment or work done by Tenant regardless of the cause of any such damage or loss.

(c)Builders’ Risk Insurance. Tenant shall be responsible for obtaining Builder’s Risk insurance policy with industry standard coverage during the construction of the Tenant Improvements.

(d)Increase in Fire Insurance. Tenant agrees that it will not keep or use, in or upon the Leased Premises any article that may be prohibited by the standard form fire insurance policy. If Tenant's use or occupancy causes any increase in premiums for fire or casualty insurance on the Landlord's Property, or the Leased Premises, or any part thereof, above the rate of the least hazardous type of occupancy legally permitted in the Leased Premises, Tenant shall pay the additional premium on such insurance. No part of such additional premium resulting from the use or occupancy of another tenant shall be charged to Tenant under Sections 6.1 and/or 6.2 of this Lease. The Tenant shall also pay in such event any additional premium on any rent insurance policy that may be carried by the Landlord for its protection against rent loss through fire or other casualty. Landlord shall render bills for such additional premiums to Tenant at such times as Landlord may elect, and shall be due and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent.

6.4.Hold Harmless. Landlord shall not be liable for any loss, injury, death, or damage to persons or property which at any time may be suffered or sustained by Tenant or by any person whosoever may at any time be using or occupying or visiting the Landlord's Property or be in, on, or about the same, whether such loss, injury, death, or damage shall be caused by or in any way result from or arise out of any act, omission, or negligence of Tenant or of any occupant, subtenant, visitor, or user of any portion of the Landlord's Property, or shall result from or be caused by any other matter or thing whether of the same kind as or of a different kind than the matters or things above set forth, and Tenant shall indemnify Landlord against all claims, liability, loss, costs and fees, including, without limitation, attorneys fees, or damage whatsoever on account of any such loss, injury, death, or damage. Tenant shall indemnify Landlord against all claims, liability, loss, costs and fees, including, without limitation, attorneys fees or damage arising by reason of the negligence or misconduct of Tenant, its agents or employees. Tenant hereby waives all claims against Landlord for damages to the building and improvements that are now on or hereafter placed or built on the Landlord's Property and to the property of Tenant in, on, or about the Landlord's Property, and for injuries to persons or property in or about the Landlord's Property, from any cause arising at any time. The preceding sentences shall not apply to loss, injury, death, or damage arising by reason of the negligence or misconduct of Landlord, its agents, or employees.

6.5.Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to the other (or to anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property caused by fire or any of the extended coverage or supplementary insurance contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the party or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only in respect to loss or damage occurring during such time as the releaser's policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair or prejudice the right of the releaser to recover thereunder. Landlord and Tenant each agree that their policies will include such a clause or endorsement so long as the same is obtainable and if not obtainable, shall so advise the other in writing and such notice shall release both parties from the obligation to obtain such a clause or endorsement.

7.   DESTRUCTION OF LEASED PREMISES

7.1.Destruction of Leased Premises. If the building which includes the Leased Premises is damaged or partially destroyed by fire or other casualty to the extent of less than one-quarter (1/4) of the then cost of replacement thereof above foundation, the same shall be repaired as quickly as is practicable, by Landlord, except that the obligation of Landlord to rebuild shall be limited to repairing or rebuilding of Landlord's improvements. If the building, which includes the Leased Premises is so destroyed or damaged to the extent of one-quarter (1/4) or more of the then replacement cost thereof, then either (i) Landlord may elect not to repair or rebuild by giving notice in writing terminating this Lease, or (ii) Tenant may elect to terminate this Lease in which either event this Lease shall be terminated as of the date of such notice.

7.2.Rebuilding by Landlord. If Landlord shall undertake to restore or repair the building that includes the Leased Premises, it shall initiate and pursue the necessary work with all reasonable dispatch, in a manner consistent with sound construction methods.

7.3.Abatement of Rent Upon Destruction of Premises. If such damage or partial destruction renders the Leased Premises wholly untenantable, the base rent shall abate until the Leased Premises have been restored and rendered tenantable. If such damage or partial destruction renders the Leased Premises untenantable only in part, the base rent shall abate proportionately as to the portion of the Leased Premises rendered untenantable. Rent shall not abate under this section if the damage or destruction is caused by the negligence or misconduct of Tenant, its agents, employees, customers or invitees.

8.   EFFECT OF CONDEMNATION

8.1.Total Condemnation. In the event that the Leased Premises or such part of the Leased Premises as will render the remainder untenantable, shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of taking.

8.2.Partial Condemnation. In the event of any other partial condemnation, Tenant shall have the option of terminating this Lease on the effective date of such condemnation by written notice to Landlord prior to such effective date, unless Landlord shall provide to Tenant within a reasonable time after such effective date reasonably comparable space to that taken. For purposes of this Section, reasonably comparable space shall mean space which is in the same general area as that condemned, is in a similar type of building and contains a similar floor plan, and is leased on similar economic and other terms as this Lease.

8.3.Landlord’s Damages. In the event of any condemnation or taking, whether whole  or  partial,  the  Tenant  shall  not  be  entitled  to  any  part  of  the  award  paid  for  such condemnation and Landlord is to receive the full amount of such award. The Tenant hereby expressly waives any rights or claim to any part thereof.

8.4.Tenant’s Damages. Although all damages in the event of any condemnation are to belong to the Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Leased Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all damage to Tenant's business by reason of the condemnation, and for or on account of any cost or loss to which Tenant might be put in removing Tenant's property.

9.   REMEDIES

9.1.Events of Default by Tenant. Upon the failure by Tenant to pay rent when due, Landlord may terminate this Lease or Tenant's right to use and occupy the Leased Premises by ten (10) days' written notice to Tenant unless Tenant within such ten (10) days pays all rent due. Upon the happening of any one or more of the following events: (a) the levying of a writ of execution or attachment on or against the property of Tenant; (b) the taking of any action for the voluntary dissolution of Tenant; (c) the commencement of a mechanic's lien foreclosure action against Tenant as a result of a mechanic's lien or claim therefor against the land or building of which the Leased Premises are a part; (d) the failure of Tenant to perform any other of the terms, provisions, and covenants of this Lease, Landlord may terminate this Lease or Tenant's right to use and occupy the Leased Premises by thirty (30) days' written notice to Tenant unless Tenant, within such thirty (30) day period, cures the specified default or, if the default is of a character which cannot be cured within thirty (30) days, the Tenant commences and diligently pursues the cure of such default within thirty (30) days.

9.2.Re-Entry by Landlord. Upon such termination of the Lease or termination of Tenant's right to use and occupy the Leased Premises as aforesaid, or if Tenant at any time during the Term of this Lease vacates the Leased Premises or ceases operating said business in the entire or any appreciable part of the Leased Premises, except for causes beyond its control, Landlord may reenter the Leased Premises.

9.3.Right to Relet. Should Landlord elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, and relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals upon such other terms and conditions as Landlord in its sole discretion may deem advisable upon each such reletting. All rentals received by the Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such alterations and repairs; third, to the payment of rent due and unpaid future rent as the same may become due and payable hereunder. If such rentals received from such reletting during the month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Leased Premises by Landlord shall be construed as an election in its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should Landlord at any time reenter or terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Leased Premises and reasonable attorney's fees. All which amounts shall be immediately due and payable from Tenant to Landlord.

9.4.Parties May Remedy Defaults. In the event of any breach hereunder by either party, and in lieu of Landlord's terminating this Lease as herein provided, Landlord or Tenant respectively may immediately or at any time thereafter, after having given the other party the requisite notice to correct the same and that time for such correction having elapsed, cure such breach for the account and at the expense of the other party. If Landlord or Tenant at any time, by reason of such breach, is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or incurs any expense, including reasonable attorney's fees, in instituting or prosecuting any action or proceeding to enforce such party's rights hereunder, the sum or sums so paid or incurred by such party, if paid or incurred by Landlord, shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the payment of such respective sums, and if paid or incurred by Tenant, shall be due and payable by Landlord on demand with interest at the rate provided in Section 4.7 hereof. This option is given to the parties is intended for their protection and its existence shall not release the parties from the obligation to perform the terms and covenants herein provided to be performed by the respective parties or deprive Landlord of any legal rights which it may have by reason of any default of Tenant.

9.5.Landlord’s Remedies: Liquidated Damages. In the event that at any time, whether before or after the commencement of the Term hereof, a bankruptcy petition shall be filed by Tenant or against Tenant and Tenant shall thereafter be adjudicated a bankrupt, or such petition shall be approved by the court, in any court or pursuant to any statute either of the United States or of any State, whether in bankruptcy, insolvency, for reorganization under Chapter XI or XIII of the Bankruptcy Act or under any other provisions of the Bankruptcy Act, or under the provisions of any law of like impact, for the appointment of a receiver or trustee of Tenant or for the property of Tenant, or if Tenant shall make an assignment of Tenant's property for the benefit of its creditors, or if proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant, then immediately upon the happening of any such event, and without any entry or other act by Landlord, this Lease and the Term and estate hereby granted (whether or not the Term shall therefore have commenced) shall expire, terminate and come to an end in the same manner and with the same force and effect as if the date of such occurrence were the date hereinbefore fixed for the expiration of the Term hereof. In the event of the termination of the Term hereof by the happening of any such event, Landlord shall forthwith upon such termination, and any other provisions of this Lease to the contrary notwithstanding, become entitled to recover as and for liquidated damages caused by such breach of the provisions of this Lease an amount equal to the difference between the then cash value of the rent reserved hereunder for the unexpired portion of the demised Term and the then cash rental value of the Leased Premises for such unexpired portion of the Term hereby demised unless the statute which governs or shall govern the proceeding in which such damages are to be provided limits or shall be entitled to prove as and for liquidated damages an amount equal to that allowed by or under such statute. The provision of this section shall be without prejudice to Landlord's right to prove in full damages for rent accrued prior to the termination of this Lease but not paid. This provision of this Lease shall be without prejudice of any rights given Landlord by any pertinent statute to prove any amounts allowed thereby. In making such computation, the then cash rental value of the Leased Premises shall be deemed prima facie to be the rent realized upon any reletting, if such reletting can be accomplished by Landlord within a reasonable time after such a termination of this Lease.

9.6.Expenses of Landlord. Upon the occurrence of an event of default by Tenant, notwithstanding anything herein to the contrary and whether or not Landlord terminates this Lease, Tenant shall promptly, upon request, reimburse Landlord for all costs and expenses reasonably incurred in enforcing this Lease, including reasonable attorneys' fees.

9.7.Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause, or in the event of Landlord's obtaining possession of the Leased Premises, by reason for the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise.

9.8.Defaults of Landlord. Should Landlord be in default under the terms of this Lease, Landlord shall cure such default within thirty (30) days after written notice of such default from Tenant, or in the event such default is of such a character as to require more than thirty (30) days to cure, Landlord shall use due diligence to cure such default.

9.9.Rights Cumulative. All rights and remedies of Landlord and Tenant herein enumerated shall be cumulative and none shall exclude any other right or remedy allowed by Law, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

10.   MISCELLANEOUS

10.1.Subordination. At Landlord's option, this Lease shall be subordinated to any existing mortgages covering the Leased Premises, any extension or renewal thereof, or to any new mortgages which may be placed thereon from time to time, provided, however, anything to the contrary contained herein notwithstanding, every such mortgage shall contain a provision that the mortgagee shall recognize the validity of this Lease in the event of foreclosure of the Landlord's interest so long as Tenant shall not be in default under the terms of this Lease. Tenant shall execute whatever instruments may be required to effect such subordination.

10.2.Sale of Property. Landlord shall have the right at any time to sell, transfer or convey its interest in all or any portion(s) of Landlord's Property, improvements and buildings of which the Leased Premises are a part to any person, firm or corporation whatsoever, and upon any such sale, transfer or conveyances, Landlord shall cease to be liable under any covenant, condition or obligation imposed upon it by this Lease, or any of the terms and provisions thereof; provided, however, that any such sale, transfer or conveyance shall be subject to this Lease and that all of the Landlord's covenants and obligations contained herein shall be binding upon the subsequent owner or owners thereof; and provided further that such transferee from Landlord shall in writing assume the obligations of Landlord hereunder.

10.3.Offset Statement. Within ten (10) days after request therefor by Landlord, or in the event that upon any sale, assignment or hypothecation of the Leased Premises and/or all or any portion(s) of the Landlord's Property by Landlord an offset statement shall be required by Tenant; Tenant agrees to deliver in recordable form a certificate to any proposed mortgagee or purchaser, or to Landlord, certifying (if such be the case) that this Lease is in full force and effect and that there are no defenses or offsets thereto, or stating those claimed by Tenant.

10.4.Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power or sale under any mortgage made by the Landlord covering the Leased Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

10.5.Recording. Tenant shall not record this Lease without the written consent of Landlord; however, upon the request of either party hereto the other party shall join in the execution of memorandum or so called “short form” of this Lease for the purpose of recordation. Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the Term of this Lease and shall incorporate this Lease by reference.

10.6.Excavations. In case any excavation shall be made for buildings  or improvements or for any other purpose upon the land adjacent to or near the Leased Premises, Tenant will afford to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Leased Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporations shall deem to be necessary to preserve the walls or structures of the building from injury, and to protect the building by proper securing of foundations. Insofar as Landlord may have control over the same, all such work shall be done in a manner as will not materially interfere with the operation of Tenant's business in the Leased Premises.

10.7.Access to Leased Premises. Tenant shall permit Landlord, its agents and employees, upon reasonable prior notice, to enter the Leased Premises at all reasonable times, for the purpose of making repairs, additions or alterations to the building in which the Leased Premises are located, or for the purpose of inspecting (including without limitation inspections for determining the compliance by any laboratory and animal operations with minimum health and safety requirements or standards) or for the purpose of posting notices of availability for rent without any rebate or abatement of rent and without any liability for any loss of occupation or quiet enjoyment of the Leased Premises. For purposes of this section, the standards set forth in the Guide for the Care and Use of Laboratory Animals (which outlines the rules and regulations of the Animal Welfare Act and the Public Health Service Policy on Human Care and Use of Laboratory Animals) shall constitute such minimum standards. In addition, upon the request of Landlord, Tenant will promptly, within ten (10) days of Landlord’s request, furnish to Landlord copies of all reports, filings and records required to be maintained by Tenant with respect to hazardous materials located or used in the Leased Premises, including all “Material Safety Data Sheets.” The exercise by Landlord of any of its rights under this provision shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises.

10.8.Quiet Enjoyment. If and so long as Tenant pays the rent reserved by this Lease and performs and observes all of the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises, subject, however, to the terms of this Lease.

10.9.Notices. Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by certified mail to Tenant at the address of the Leased Premises, and to Landlord at its office or such other place as it may designate in writing, and either party may, by like written notice at any time and from time to time, designate a different address to which notices shall subsequently be sent. Notices given in accordance with these provisions shall be deemed received when mailed.

10.10.Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration of this Lease and without the execution of a new Lease, it shall be deemed to be occupying said Leased Premises as a Tenant from month-to-month, subject to all conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy except that during any such month-to-month tenancy Tenant shall pay monthly Base Rent in an amount equal to 150% of the monthly Base Rent due and payable during the last month of the Term immediately preceding the commencement of the month-to- month tenancy. Nothing in this section shall operate to preclude Landlord from removing Tenant from the Leased Premises upon the expiration of this Lease.

10.11.Consents by Landlord. Whenever under this Lease provision is made for Tenant securing the written consent or approval of Landlord, such consent or approval will not be unreasonably withheld.

10.12.Successors and Assigns. The terms, covenants and conditions hereof shall be binding upon and inure to the successors in interest and assigns of the parties hereto.

10.13.Governmental Regulations. Tenant shall, at Tenant's sole cost and expense, materially comply with all of the requirements of all city, county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to signs, installations, repairs and business operations in the Leased Premises and shall faithfully observe all statutes now in force or which may hereafter be in force. At any time during the Term of this Lease that Tenant is required to obtain a license from any local, state or federal regulatory body, for the use of hazardous materials, Tenant shall notify Landlord of the existence of such license and provide Landlord with a copy of such license. Upon termination of this Lease and prior to vacation of the Leased Premises, Tenant shall fully comply with all terms of such license and to the extent applicable, obtain a closure letter or similar written confirmation of compliance with all license terms and provide a copy of such letter or confirmation to Landlord.

10.14.Certain Expenses of Landlord. Any out-of-pocket expenses reasonably incurred by Landlord for purposes of considering or acting upon any request for consent or waiver under, or modification of, any of the provisions of this Lease, including reasonable attorney's fees, shall be promptly reimbursed by Tenant upon Landlord's request. Upon exercising its rights under this Section, Landlord shall submit to Tenant an estimate of the total out-of-pocket expenses expected to be incurred for Tenant’s reasonable review and approval.

10.15.Attorney’s Fees. All costs and expenses,  including  reasonable attorneys’ fees, incurred by Landlord or Tenant in bringing or defending any claim, suit or cause of action commenced to enforce the obligations of the other party under this Lease shall be paid by the losing party to the prevailing party upon demand.

10.16.Patriot Act. Tenant hereby represents and warrants its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), including, without limitation,  Executive  Order  13224  (“Executive Order”). Tenant further represents and warrants (a) that it is not an entity on OFAC’s List of Specially Designated Nationals and Blocked Persons, and it is not owned or controlled by or acting for or on behalf of any person or entity on OFAC’s List of Specially Designated Nationals and Blocked Persons or any other list of persons or entities with whom Landlord is restricted by law from doing business; and (b) that it is not a person otherwise identified by government or legal authority as a person with whom Landlord is prohibited from transacting business. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliates that derive from a claim made by a third party against Landlord and/or its affiliates arising from or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder.

10.17.Force Majeure. In the event that either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock outs, labor disputes, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not attributable to the negligence or fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the unavoidable delay and the period for the performance of any such act shall be extended for an equivalent period. Provided, however, that this provision shall not operate to excuse Tenant from the timely payment of rent and other payments required by the terms of this Lease.

10.18.General. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant. No waiver of any default of Tenant or Landlord hereunder shall be implied from any omission by Landlord or Tenant any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Lease by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or conditions. The consent or approval by Landlord to or of any act by Tenant requiring the Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant. The invalidity or unenforceability of any provision hereof shall not affect or impair any provision. The plural sense where there is more than one tenant and to either corporations, associations, partnership or individuals, male or females, shall in all instances be assumed as though in each case fully expressed. The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and by Tenant. The headings contained herein are for convenience only and do not define, limit or construe the contents of the provisions hereof. All negotiations, representations and understandings between the parties are incorporated herein and may be modified or altered only by agreement in writing between the parties. This Lease may be executed in counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.19.No Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

10.20.Back-up Generator. During the Term of this Lease and any Extended Term, Tenant shall have the ability to connect to the back-up generator serving the Leased Premises and that certain portion of Landlord’s Property. Tenant may access up to 1,200 amps on a continuous basis during natural disasters or other emergencies that may interrupt or disable power service from the electric utility to the Leased Premises.

[Signatures on following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease and affixed their respective seals as of the day, month and year set forth below.

LANDLORD:		TENANT:
UNIVERSITY RESEARCH PARK,		ARROWHEAD MADISON INC.
INCORPORATED

By:	/s/ Aaron Olver	By:	/s/ Kenneth Myszkowski
Name:	Aaron Olver	Name:	Kenneth Myszkowski
Title:	Assistant Secretary/Treasurer	Title:	Chief Financial Officer

Date:	January 8, 2016	Date:	January 8, 2016

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